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    EXHIBIT 11  COMPUTATION OF EARNINGS PER SHARE
    (Dollars in thousands except per share data)



                                               Three Months
                                         March 31,        March 31,
                                            1995             1994

    Net income.........................$   32,766       $   27,849

    Preferred dividends................        37              129

    Income available to common
      shareholders.....................$   32,729       $   27,720




    Weighted average of common
     stock equivalents.................    29,988           29,791

    Weighted average of preferred
      stock convertable to common
      stock equivalents................       129              754

    Weighted average of fully
     diluted common stock equivalents..    30,117           30,545


    Primary earnings per share
      (income available to common
      shareholders divided by weighted
      average of common stock
      equivalents).....................$     1.09       $     0.93


    Fully diluted earnings per share
      (net income divided by weighted
      average of fully diluted
      common stock equivalents)........$     1.09       $     0.91



    Note: The effect of stock options outstanding are not dilutive to earnings per share as defined in APB 15 and therefore are not included with the above calculations.